CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated May 1, 2003, accompanying the financial statements of Cheviot Savings Bank as contained in the Registration Statement on Form S-1 and Form AC and OC of Cheviot Financial Corp. to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about June 27, 2003. We consent to the use of the aforementioned report in the referenced amendments to the Registration Statement and Forms AC and OC and to the use of our name as it appears under the caption "Experts."

/S/ GRANT THORNTON LLP

Cincinnati, Ohio
June 27, 2003